Exhibit 99.1

Brookdale Announces Second Quarter 2021 Results

Nashville, Tenn., August 5, 2021 - Brookdale Senior Living Inc. (NYSE: BKD) ("Brookdale" or the "Company") announced results for the quarter ended June 30, 2021.

HIGHLIGHTS

•Second quarter weighted average occupancy grew 90 basis points sequentially and monthly weighted average occupancy has increased for five consecutive months beginning in March.
•July's weighted average occupancy growth was nearly equal to the entire second quarter's sequential growth.
•Revenue per occupied unit (RevPOR) increased 4.2% year-over-year and was flat sequentially on a same community basis, reflecting the Company’s overall strong pricing discipline.
•Liquidity position strengthened by over $300 million with the successful completion of the Health Care Services segment sale.

“Our progress is clear through five consecutive months of occupancy growth,” said Lucinda ("Cindy") Baier, Brookdale’s President and CEO. “As we build occupancy, I am pleased with the positive results of our pricing strategy, which is critically important as our industry is in a lease-up phase. We are committed to making the necessary investments to accelerate occupancy recovery and ensure that we are best positioned to continue to provide high quality care and services. Building on our recent success, we expect even stronger occupancy growth in the third quarter and remain confident in the long-term growth opportunity for Brookdale.”

SUMMARY OF SECOND QUARTER RESULTS

Consolidated

The table below presents a summary of consolidated operating results.

			Year-Over-Year Increase / (Decrease)			Sequential Increase / (Decrease)
($ in millions)	2Q 2021	2Q 2020	Amount	Percent	1Q 2021	Amount	Percent
Resident fee revenue	$674.0	$731.6	$(57.6)	(7.9)%	$664.4	$9.6	1.4%
Management fee revenue	5.0	6.1	(1.1)	(18.0)%	8.6	(3.6)	(41.9)%
Other operating income	1.3	26.7	(25.4)	(95.1)%	10.7	(9.4)	(87.9)%
Facility operating expense	550.8	606.0	(55.2)	(9.1)%	556.3	(5.5)	(1.0)%
General and administrative expense	52.4	52.5	(0.1)	(0.2)%	49.9	2.5	5.0%
Net income (loss)	(83.6)	(118.4)	(34.8)	(29.4)%	(108.3)	(24.7)	(22.8)%
Adjusted EBITDA (1)	33.1	44.7	(11.6)	(26.0)%	35.0	(1.9)	(5.4)%

(1)    Adjusted EBITDA is a financial measure that is not calculated in accordance with GAAP. See "Reconciliations of Non-GAAP Financial Measures" for the Company's definition of such measure, reconciliations to the most comparable GAAP financial measure, and other important information regarding the use of the Company's non-GAAP financial measures.

•Resident fee revenue.
•2Q 2021 vs 2Q 2020:
◦Consolidated RevPAR decreased $262, or 6.6%, to $3,692 as a result of a decrease in consolidated weighted average occupancy of 820 basis points to 70.5%, offset by an increase in consolidated RevPOR of $215, or 4.3%, to $5,237. The increase in RevPOR was primarily the result of in-place rent increases.
◦The disposition of 13 communities through sales and conveyances of owned communities and lease terminations since the beginning of the second quarter of 2020 resulted in $12.5 million less in resident fees during the second quarter of 2021 compared to the second quarter of 2020.
◦Revenue for the Health Care Services segment decreased $2.9 million, as the Company's home health average daily census decreased compared to the prior year period primarily due to the COVID-19 pandemic and lower occupancy in its communities.

•2Q 2021 vs 1Q 2021: Consolidated RevPAR increased $61, or 1.7%, to $3,692 as a result of an increase in consolidated weighted average occupancy of 90 basis points to 70.5%, in addition to an increase in consolidated RevPOR of $18, or 0.3%, to $5,237.
•Consolidated senior housing occupancy was 72.6% as of June 30, 2021 compared to 70.6% as of March 31, 2021.
•The Company estimates that the COVID-19 pandemic resulted in $109.5 million, $117.5 million, and $63.6 million of lost resident fee revenue for the second quarter of 2021, first quarter of 2021, and second quarter of 2020, respectively. The estimated lost resident fee revenue represents the difference between the actual resident fee revenue for the period and the Company's pre-pandemic expectations for the 2020 period.

•Management fee revenue.
•The decrease was primarily due to the transition of management arrangements on certain former unconsolidated ventures in which the Company sold its interest and interim management agreements on formerly leased communities.

•Other operating income.
•The Company recognized $1.3 million of government grants and employee retention credits as other operating income during the second quarter of 2021, compared to $26.4 million from the Provider Relief Fund and $0.3 million from other government grants as other operating income during the second quarter of 2020, and $9.0 million from employee retention credits and $1.7 million from government grants as other operating income during the first quarter of 2021.

•Facility operating expense.
•2Q 2021 vs 2Q 2020:
◦Facility operating expense decreased $55.2 million, or 9.1%, primarily due to a $50.9 million decrease in incremental costs to respond to the COVID-19 pandemic, a decrease in labor costs for home health services as a result of the lower census, and a decrease in food costs due to reduced occupancy during the period.
◦The disposition of communities resulted in $12.9 million less in facility operating expenses during the second quarter of 2021 compared to the second quarter of 2020.
◦These decreases were partially offset by an increase in contract labor costs due to a competitive labor market and an increase in advertising costs as the Company scaled back advertising during the prior year period as a result of the pandemic.
•2Q 2021 vs 1Q 2021: Facility operating expense decreased $5.5 million, or 1.0%, primarily due to a $17.6 million decrease in incremental costs to respond to the COVID-19 pandemic, partially offset by an increase in labor expense arising from increased contract labor costs due to a competitive labor market and wage rate increases and an increase in insurance expense related to changes in estimates in general liability and professional liability reserves.
•The Company incurred $9.7 million, $27.3 million, and $60.6 million of incremental direct costs during the second quarter of 2021, first quarter of 2021, and second quarter of 2020, respectively, to respond to the COVID-19 pandemic, including costs for: acquisition of personal protective equipment ("PPE"), medical equipment, and cleaning and disposable food service supplies; enhanced cleaning and environmental sanitation; increased employee-related costs, including labor, workers compensation, and health plan expense; increased expense for general liability claims; and COVID-19 testing of residents and associates where not otherwise covered by government payor or third-party insurance sources.

•General and administrative expense.
•2Q 2021 vs 2Q 2020: The decrease in general and administrative expense was primarily attributable to decreases in transaction costs, non-cash stock-based compensation expense, and organizational restructuring costs, partially offset by an increase in incentive compensation costs.
•2Q 2021 vs 1Q 2021: The increase in general and administrative expense was primarily attributable to an increase in incentive compensation costs, partially offset by decreases in transaction and organizational restructuring costs.

•Net income (loss).
•2Q 2021 vs 2Q 2020: The decrease in net loss was primarily attributable to decreases in facility operating lease expense, depreciation and amortization expense, non-cash asset impairment expense, and provision for income taxes, as well as an increase in equity in earnings of unconsolidated ventures compared to the prior year period, partially offset by the net impact of the revenue, other operating income, facility operating expense, and general and administrative factors previously discussed.
•2Q 2021 vs 1Q 2021: The decrease in net loss was primarily attributable to an increase in equity in earnings of unconsolidated ventures and a decrease in non-cash asset impairment expense compared to the prior period, as well as the net impact of the revenue, other operating income, facility operating expense, and general and administrative expense factors previously discussed.

•Adjusted EBITDA.
•The decrease in Adjusted EBITDA was primarily attributable to the net impact of the revenue, other operating income, facility operating expense, and general and administrative expense (excluding non-cash stock based compensation expense and transaction and organizational restructuring costs) factors previously discussed.
•Additionally, partially offsetting the decrease in Adjusted EBITDA for the second quarter of 2021 compared to the second quarter of 2020 was a $21.4 million decrease in cash facility operating lease payments, primarily reflecting reduced cash lease payments as a result of the lease restructuring transaction with Ventas, Inc. ("Ventas") on July 26, 2020.

•COVID-19 Impact.
•Vaccine Update: By April 9, 2021, the Company completed at least three rounds of COVID-19 vaccine clinics at all of its approximately 700 communities through the Pharmacy Partnership for Long-Term Care Program offered through the U.S Centers for Disease Control and Prevention ("CDC"). Upon completion of at least three vaccine clinics at all of its communities by April 2021, the Company's resident vaccine acceptance rate was 93% and its COVID-19 positive resident caseload had decreased by 97% since the peak in mid-December 2020. The Company continues to promote vaccine acceptance among its residents and associates and to work with state and local resources, including local health departments and pharmacies, to ensure its residents and associates can access the vaccine. The Company also continues to monitor guidance of the CDC and U.S. Food and Drug Administration regarding the potential need for booster doses of COVID-19 vaccines.
•Rebuilding Occupancy. The Company continues to execute on key initiatives to rebuild occupancy lost due to the pandemic. During the second quarter of 2021 substantially all, and as of July 31, 2021 all, of the Company's communities were open for visitors, new resident move-ins, and prospective residents. The Company's consolidated senior housing monthly net move-ins and move-outs turned positive in March 2021 for the first time since the pandemic began. Beginning in March 2021, the Company has achieved five consecutive months of weighted average consolidated senior housing occupancy growth on a sequential basis. According to data from the National Investment Center for the Seniors Housing & Care Industry ("NIC"), seniors housing occupancy increased 10 basis points from the first quarter to the second quarter of 2021 for stabilized portfolios. The Company's weighted average consolidated senior housing occupancy increased 90 basis points sequentially for the second quarter of 2021 compared to the first quarter of 2021. The table below sets forth the Company's consolidated occupancy trend during 2021.

	Jan 2021	Feb 2021	Mar 2021	Apr 2021	May 2021	June 2021	July 2021
Weighted average occupancy	70.0%	69.4%	69.4%	69.9%	70.5%	71.2%	72.0%
Month-end occupancy	70.4%	70.1%	70.6%	71.1%	71.6%	72.6%	73.3%

Same Community Senior Housing (Independent Living (IL), Assisted Living and Memory Care (AL/MC), and CCRCs)

The table below presents a summary of same community operating results and metrics of the Company's consolidated senior housing portfolio.(2)

			Year-Over-Year Increase / (Decrease)			Sequential Increase / (Decrease)
($ in millions, except RevPAR and RevPOR)	2Q 2021	2Q 2020	Amount	Percent	1Q 2021	Amount	Percent
RevPAR	$3,696	$3,982	$(286)	(7.2)%	$3,643	$53	1.5%
Weighted average occupancy	70.4%	79.0%	(860) bps	n/a	69.5%	90 bps	n/a
RevPOR	$5,252	$5,040	$212	4.2%	$5,244	$8	0.2%
Facility operating expense	$443.9	$473.0	$(29.1)	(6.2)%	$446.3	$(2.4)	(0.5)%

(2)    The same community portfolio includes operating results and data for 637 communities consolidated and operational for the full period in both comparison years. Consolidated communities excluded from the same community portfolio include communities acquired or disposed of since the beginning of the prior year, communities classified as assets held for sale, certain communities planned for disposition, certain communities that have undergone or are undergoing expansion, redevelopment, and repositioning projects, and certain communities that have experienced a casualty event that significantly impacts their operations. To aid in comparability, same community operating results exclude natural disaster expense of $0.6 million, $0.2 million, and $1.1 million for the second quarter of 2021, the second quarter of 2020, and the first quarter of 2021, respectively.

•Resident fees.
•2Q 2021 vs 2Q 2020: Same community resident fees decreased $43.3 million to $559.4 million attributable to the decrease in occupancy, partially offset by the increase in RevPOR. The increase in RevPOR was primarily the result of in-place rent increases.
•2Q 2021 vs 1Q 2021: Same community resident fees increased $7.9 million to $559.4 million attributable to the increase in occupancy and the increase in RevPOR.
•The Company estimates that the COVID-19 pandemic resulted in $80.4 million, $91.2 million, and $44.2 million of lost resident fee revenue for the Company's same community senior housing portfolio for the second quarter of 2021, first quarter of 2021, and second quarter of 2020, respectively.

•Facility operating expense.
•2Q 2021 vs 2Q 2020: The year-over-year decrease was primarily due to a $44.9 million decrease in incremental costs to respond to the COVID-19 pandemic and a decrease in food costs due to reduced occupancy during the period, partially offset by an increase in contract labor costs due to a competitive labor market and an increase in advertising costs as the Company scaled back advertising during the prior year period as a result of the pandemic.
•2Q 2021 vs 1Q 2021: The decrease was primarily due to a decrease in incremental costs to respond to the COVID-19 pandemic, partially offset by an increase in labor expense arising from increased contract labor costs due to a competitive labor market and wage rate increases and an increase in insurance expense related to changes in estimates in general liability and professional liability reserves.
•The Company's same community senior housing portfolio incurred $8.5 million, $25.2 million, and $53.4 million of incremental direct costs during the second quarter of 2021, first quarter of 2021, and second quarter of 2020, respectively, to respond to the COVID-19 pandemic.

LIQUIDITY

The table below presents a summary of the Company’s net cash provided by (used in) operating activities and Adjusted Free Cash Flow.

			Year-Over-Year Increase / (Decrease)			Sequential Increase / (Decrease)
($ in millions)	2Q 2021	2Q 2020	Amount	Percent	1Q 2021	Amount	Percent
Net cash provided by (used in) operating activities	$3.4	$151.8	$(148.4)	(97.8)%	$(23.9)	$27.3	NM
Adjusted Free Cash Flow (3)	(54.7)	113.5	(168.2)	NM	(50.7)	(4.0)	(7.9)%

(3)    Adjusted Free Cash Flow is a financial measure that is not calculated in accordance with GAAP. See "Reconciliations of Non-GAAP Financial Measures" for the Company's definition of such measure, reconciliations to the most comparable GAAP financial measure and other important information regarding the use of the Company's non-GAAP financial measures.

•Net cash provided by (used in) operating activities.
•2Q 2021 vs 2Q 2020: The decrease in net cash provided by (used in) operating activities was primarily attributable to $85.0 million of cash received under the Medicare accelerated and advanced payment program during the prior year period, a $33.8 million decrease in government grants accepted compared to the prior year period, and $26.5 million of the employer portion of social security payroll taxes deferred during the prior year period. These changes were partially offset by a decrease in cash facility operating lease payments compared to the prior year period.
•2Q 2021 vs 1Q 2021: The change in net cash provided by (used in) operating activities was primarily attributable to a decrease in annual incentive compensation payments, a decrease in annual insurance premium payments, and an increase in same community revenue compared to the prior period.

•Adjusted Free Cash Flow.
•2Q 2021 vs 2Q 2020: The $168.2 million decrease in Adjusted Free Cash Flow was primarily attributable to the decrease in net cash provided by operating activities and a $14.3 million increase in non-development capital expenditures, net.
•2Q 2021 vs 1Q 2021: The $4.0 million decrease in Adjusted Free Cash Flow was primarily attributable to an $8.3 million increase in non-development capital expenditures, net.

•Total Liquidity. Total liquidity of $387.8 million as of June 30, 2021 included $280.7 million of unrestricted cash and cash equivalents, $100.0 million of marketable securities, and $7.1 million of availability on the Company's secured credit facility. As described below, the Company sold 80% of its equity in its Health Care Services segment on July 1, 2021, for net cash proceeds of $305.8 million at closing, which further enhanced the Company's liquidity subsequent to June 30, 2021. Total liquidity as of June 30, 2021 decreased $51.1 million from March 31, 2021, primarily attributable to the negative $54.7 million of Adjusted Free Cash Flow during the second quarter of 2021.

TRANSACTION UPDATE

•Health Care Services segment: On July 1, 2021, the Company sold 80% of its equity in its Health Care Services segment pursuant to the Securities Purchase Agreement (the "Purchase Agreement") with affiliates of HCA Healthcare, Inc. At closing of the transaction, the Company retained a 20% equity interest in the business. The Company received net cash proceeds of $305.8 million at closing, which remains subject to a post-closing net working capital adjustment as set forth in the Purchase Agreement. Additionally, $10.0 million of the purchase price was deposited into an escrow account as set forth in the Purchase Agreement, the majority of which is expected to be released to the Company upon completion of the post-closing net working capital adjustment. Pursuant to the Purchase Agreement, the purchase price of $400.0 million in cash was subject to certain adjustments, including a reduction for the remaining outstanding balance as of the closing of Medicare advance payments and deferred payroll tax payments related to the Health Care Services segment, which were $63.6 million and $8.9 million, respectively.

OUTLOOK

Key factors that may impact the Company's financial performance and liquidity for 2021 include:

•Senior Housing Occupancy: With sequential occupancy growth in the last five consecutive months (March – July), the Company expects sequential growth in the third quarter to accelerate. The Company also expects to continue to publish monthly occupancy until it returns to providing financial guidance, at which point it would expect to return to its historical reporting practices.
•Facility Operating Expense: The Company expects similar pandemic labor pressure, along with seasonally higher labor costs in the third quarter.
•Non-development Capital Expenditures: The Company expects non-development capital expenditures, net of lessor reimbursements, to be approximately $140 million for the full year 2021.
•Working Capital impacts related to Government Temporary Liquidity Relief:
•Payroll Tax Deferral Program - The Company expects to pay approximately $32 million of deferred payments in both December 2021 and 2022.
•Medicare Advanced Payments - The Company expects recoupment of approximately $5 million of advanced payments in the second half of 2021.

SUPPLEMENTAL INFORMATION

The Company will post on its website at www.brookdaleinvestors.com supplemental information relating to the Company's second quarter 2021 results, an updated investor presentation, and a copy of this earnings release. The supplemental information and a copy of this earnings release will also be furnished in a Form 8-K to be filed with the SEC.

EARNINGS CONFERENCE CALL

Brookdale's management will conduct a conference call to review the financial results for the second quarter 2021 on August 6, 2021 at 9:00 AM ET. The conference call can be accessed by dialing (833) 366-1368 (from within the U.S.) or (639) 380-0044 (from outside of the U.S.) ten minutes prior to the scheduled start and referencing "Brookdale".

A webcast of the conference call will be available to the public on a listen-only basis at www.brookdaleinvestors.com. Please allow extra time prior to the call to visit the site and download the necessary software required to listen to the internet broadcast. A replay of the webcast will be available through the website following the call.

For those who cannot listen to the live call, a replay of the webcast will be available until 11:59 PM ET on Aug. 13, 2021 by dialing (800) 585-8367 (from within the U.S.) or (416) 621-4642 (from outside of the U.S.) and referencing access code “5243778”.

ABOUT BROOKDALE SENIOR LIVING

Brookdale Senior Living Inc., the nation’s premier operator of senior living communities, is committed to its mission of enriching the lives of the people it serves with compassion, respect, excellence and integrity. The Company operates independent living, assisted living, Alzheimer’s and dementia care communities, and through its comprehensive network of services, Brookdale helps to provide seniors with care and services to support their lifestyle in an environment that feels like home. The Company’s expertise in healthcare, hospitality and real estate provides our residents with opportunities to improve wellness, pursue passions and stay connected with friends and loved ones. The Company operates and manages 685 communities in 41 states as of June 30, 2021, with the ability to serve over 60,000 residents. Brookdale's stock trades on the New York Stock Exchange under the ticker symbol BKD. For more information, visit brookdale.com or connect with Brookdale on Facebook at facebook.com/brookdaleseniorliving or Twitter at twitter.com/brookdaleliving.

DEFINITIONS OF RevPAR AND RevPOR

RevPAR, or average monthly senior housing resident fee revenue per available unit, is defined by the Company as resident fee revenue for the corresponding portfolio for the period (excluding Health Care Services segment revenue, revenue for private duty services provided to seniors living outside of the Company's communities, and entrance fee amortization), divided by the weighted average number of available units in the corresponding portfolio for the period, divided by the number of months in the period.

RevPOR, or average monthly senior housing resident fee revenue per occupied unit, is defined by the Company as resident fee revenue for the corresponding portfolio for the period (excluding Health Care Services segment revenue, revenue for private duty services provided to seniors living outside of the Company's communities, and entrance fee amortization), divided by the weighted average number of occupied units in the corresponding portfolio for the period, divided by the number of months in the period.

SAFE HARBOR

Certain statements in this press release and the associated earnings call may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to various risks and uncertainties and include all statements that are not historical statements of fact and those regarding the Company's intent, belief or expectations. Forward-looking statements are generally identifiable by use of forward-looking terminology such as "may," "will," "should," "could," "would," "potential," "intend," "expect," "endeavor," "seek," "anticipate," "estimate," "believe," "project," "predict," "continue," "plan," "target," or other similar words or expressions. These forward-looking statements are based on certain assumptions and expectations, and the Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Although the Company believes that expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its assumptions or expectations will be attained and actual results and performance could differ materially from those projected. Factors which could have a material adverse effect on the Company's operations and future prospects or which could cause events or circumstances to differ from the forward-looking statements include, but are not limited to, the impacts of the COVID-19 pandemic, including the response efforts of federal, state, and local government authorities, businesses, individuals, and the Company on the Company's business, results of operations, cash flow, liquidity, and strategic initiatives, including plans for future growth, which will depend on many factors, some of which cannot be foreseen, including the duration, severity, and breadth of the pandemic and any resurgence or variants of the disease, the impact of COVID-19 on the nation’s economy and debt and equity markets and the local economies in the Company's markets, the development, availability, utilization, and efficacy of COVID-19 testing, therapeutic agents, and vaccines and the prioritization of such resources among businesses and demographic groups, government financial and regulatory relief efforts that may become available to business and individuals, including the Company's ability to qualify for and satisfy the terms and conditions of financial relief, perceptions regarding the safety of senior living communities during and after the pandemic, changes in demand for senior living communities and the Company's ability to adapt its sales and marketing efforts to meet that demand, the impact of COVID-19 on the Company's residents’ and their families’ ability to afford resident fees, including due to changes in unemployment rates, consumer confidence, housing markets, and equity markets caused by COVID-19, changes in the acuity levels of the Company's new residents, the disproportionate impact of COVID-19 on seniors generally and those residing in the Company's communities, the duration and costs of the Company's response efforts, including increased equipment, supplies, labor, litigation, testing, vaccination clinic, and other expenses, potentially greater associate attrition and use of contract labor due to the Company's associate vaccine mandate, the impact of COVID-19 on the Company's ability to complete financings, refinancings, or other transactions or to generate sufficient cash flow to cover required interest and lease payments and to satisfy financial and other covenants in its debt and lease documents, increased regulatory requirements, including unfunded, mandatory testing, increased enforcement actions resulting from COVID-19, government action that may limit the Company's collection or discharge efforts for delinquent accounts, and the frequency and magnitude of legal actions and liability claims that may arise due to COVID-19 or the Company's response efforts; events which adversely affect the ability of seniors to afford resident fees, including downturns in the economy, housing market, consumer confidence, or the equity markets and unemployment among resident family members; changes in reimbursement rates, methods, or timing under governmental reimbursement programs including the Medicare and Medicaid programs; the impact of ongoing healthcare reform efforts; the effects of senior housing construction and development, lower industry occupancy (including due to the pandemic), and increased competition; conditions of housing markets, regulatory changes, acts of nature, and the effects of climate change in geographic areas where the Company is concentrated; terminations of the Company's resident agreements and vacancies in the living spaces it leases, including due to the pandemic; limits on the Company's ability to use net operating loss carryovers to reduce future tax payments; failure to maintain the security and functionality of the Company's information systems, to prevent a cybersecurity attack or breach, or to comply with applicable privacy and consumer protection laws, including HIPAA; the Company's ability to complete its capital expenditures in accordance with its plans; the Company's ability to identify and pursue development, investment and acquisition opportunities and its ability to successfully integrate acquisitions; competition for the acquisition of assets; the Company's ability to complete pending or expected disposition, acquisition, or other transactions on agreed upon terms or at all, including in respect of the satisfaction of closing conditions, the risk that regulatory approvals are not obtained or are subject to unanticipated conditions, and uncertainties as to the timing of closing, and the Company's ability to identify and pursue any such opportunities in the future; risks related to the implementation of the Company's strategy, including initiatives undertaken to execute on the Company's strategic priorities and their effect on its results; delays in obtaining regulatory approvals; disruptions in the financial markets or decreases in the appraised values or performance of the Company's communities that affect the Company's ability to obtain financing or extend or refinance debt as it matures and the Company's financing costs; the Company's ability to generate sufficient cash flow to cover required interest and long-term lease payments and to fund its planned capital projects; the effect of the Company's non-compliance with any of its debt or lease agreements (including the financial covenants contained therein), including the risk of lenders or lessors declaring a cross default in the event of the Company's non-compliance with any such agreements and the risk of loss of the Company's property securing leases and indebtedness due to any resulting lease terminations and foreclosure actions; the effect of the Company's indebtedness and long-term leases on the Company's liquidity; the potential phasing out of LIBOR which may increase the costs of the Company's debt obligations; the Company's ability to obtain additional capital on terms acceptable to it; departures of key officers and potential disruption caused by changes in management; increased competition for or a shortage of personnel (including due to the pandemic), wage pressures resulting from increased competition, low unemployment levels, minimum wage increases and changes in overtime laws, and union activity; environmental contamination at any of the Company's communities; failure to comply with existing environmental laws; an adverse determination or resolution of complaints filed against the Company, including class action and stockholder derivative complaints; the cost and difficulty of complying with increasing and evolving regulation; costs to respond to, and adverse determinations resulting from, government reviews, audits and investigations; unanticipated costs to comply with legislative or regulatory developments; the risks associated with current global economic conditions and general economic factors such as inflation, the consumer price index, commodity costs, fuel and other energy costs, costs of salaries, wages, benefits, and insurance, interest rates, and tax rates; the impact of seasonal contagious illness or an outbreak of COVID-19 or other contagious disease in the markets in which the Company operates; actions of activist stockholders, including a proxy contest; as well as other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission, including those set forth in the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in such SEC filings. Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect management's views as of the date of this press release and/or associated earnings call. The Company cannot guarantee future results, levels of activity, performance or achievements, and, except as required by law, it expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained in this press release and/or associated earnings call to reflect any change in the Company's expectations with regard thereto or change in events, conditions, or circumstances on which any statement is based.

Condensed Consolidated Statements of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except per share data)	2021	2020	2021	2020
Revenue
Resident fees	$673,978	$731,629	$1,338,328	$1,514,336
Management fees	4,998	6,076	13,564	114,791
Reimbursed costs incurred on behalf of managed communities	43,008	101,511	108,802	224,228
Other operating income	1,308	26,693	12,043	26,693
Total revenue and other operating income	723,292	865,909	1,472,737	1,880,048

Expense
Facility operating expense (excluding facility depreciation and amortization of $77,921, $86,971, $155,195, and $171,272, respectively)	550,846	606,034	1,107,158	1,194,516
General and administrative expense (including non-cash stock-based compensation expense of $4,527, $6,119, $9,310, and $12,076, respectively)	52,400	52,518	102,343	107,113
Facility operating lease expense	43,864	62,379	88,282	126,860
Depreciation and amortization	83,591	93,154	167,482	183,892
Asset impairment	2,078	10,290	12,755	88,516
Costs incurred on behalf of managed communities	43,008	101,511	108,802	224,228
Total operating expense	775,787	925,886	1,586,822	1,925,125
Income (loss) from operations	(52,495)	(59,977)	(114,085)	(45,077)

Interest income	341	2,243	762	3,698
Interest expense:
Debt	(35,425)	(38,974)	(70,776)	(80,737)
Financing lease obligations	(11,492)	(11,892)	(22,875)	(25,174)
Amortization of deferred financing costs and debt discount	(2,140)	(1,556)	(4,013)	(2,871)
Gain (loss) on debt modification and extinguishment, net	—	(157)	—	19,024
Equity in earnings (loss) of unconsolidated ventures	13,946	438	13,415	(570)
Gain (loss) on sale of assets, net	(79)	(1,029)	1,033	371,810
Other non-operating income (loss)	2,948	988	4,592	3,650
Income (loss) before income taxes	(84,396)	(109,916)	(191,947)	243,753
Benefit (provision) for income taxes	792	(8,504)	40	7,324
Net income (loss)	(83,604)	(118,420)	(191,907)	251,077
Net (income) loss attributable to noncontrolling interest	19	19	37	37
Net income (loss) attributable to Brookdale Senior Living Inc. common stockholders	$(83,585)	$(118,401)	$(191,870)	$251,114

Net income (loss) per share attributable to Brookdale Senior Living Inc. common stockholders:
Basic	$(0.45)	$(0.65)	$(1.04)	$1.37
Diluted	$(0.45)	$(0.65)	$(1.04)	$1.37

Weighted average common shares outstanding:
Basic	185,182	183,178	184,600	183,682
Diluted	185,182	183,178	184,600	183,862

Condensed Consolidated Balance Sheets

(in thousands)	June 30, 2021	December 31, 2020
Cash and cash equivalents	$280,675	$380,420
Marketable securities	99,977	172,905
Restricted cash	30,766	28,059
Accounts receivable, net	52,906	109,221
Assets held for sale	238,357	16,061
Prepaid expenses and other current assets, net	78,250	66,937
Total current assets	780,931	773,603
Property, plant and equipment and leasehold intangibles, net	4,984,864	5,068,060
Operating lease right-of-use assets	706,357	788,138
Other assets, net	130,797	271,957
Total assets	$6,602,949	$6,901,758

Current portion of long-term debt	$218,332	$68,885
Current portion of financing lease obligations	21,055	19,543
Current portion of operating lease obligations	143,053	146,226
Liabilities held for sale	102,545	—
Other current liabilities	412,337	456,079
Total current liabilities	897,322	690,733
Long-term debt, less current portion	3,655,441	3,847,103
Financing lease obligations, less current portion	536,720	543,764
Operating lease obligations, less current portion	761,587	819,429
Other liabilities	135,744	198,000
Total liabilities	5,986,814	6,099,029
Total Brookdale Senior Living Inc. stockholders' equity	613,877	800,434
Noncontrolling interest	2,258	2,295
Total equity	616,135	802,729
Total liabilities and equity	$6,602,949	$6,901,758

Condensed Consolidated Statements of Cash Flows

	Six Months Ended June 30,
(in thousands)	2021	2020
Cash Flows from Operating Activities
Net income (loss)	$(191,907)	$251,077
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Loss (gain) on debt modification and extinguishment, net	—	(19,024)
Depreciation and amortization, net	171,495	186,763
Asset impairment	12,755	88,516
Equity in (earnings) loss of unconsolidated ventures	(13,415)	570
Distributions from unconsolidated ventures from cumulative share of net earnings	5,355	—
Amortization of entrance fees	(876)	(925)
Proceeds from deferred entrance fee revenue	2,298	85
Deferred income tax (benefit) provision	(704)	(15,253)
Operating lease expense adjustment	(9,990)	(14,954)
Loss (gain) on sale of assets, net	(1,033)	(371,810)
Non-cash stock-based compensation expense	9,310	12,076
Other	(4,007)	(1,800)
Changes in operating assets and liabilities:
Accounts receivable, net	(1,267)	12,995
Prepaid expenses and other assets, net	1,605	20,162
Prepaid insurance premiums financed with notes payable	(8,785)	(11,664)
Trade accounts payable and accrued expenses	2,131	(18,692)
Refundable fees and deferred revenue	(8,918)	80,688
Operating lease assets and liabilities for lessor capital expenditure reimbursements	15,506	10,509
Net cash provided by (used in) operating activities	(20,447)	209,319
Cash Flows from Investing Activities
Change in lease security deposits and lease acquisition deposits, net	(75)	3,304
Purchase of marketable securities	(119,914)	(149,236)
Sale and maturities of marketable securities	192,995	108,750
Capital expenditures, net of related payables	(79,538)	(112,863)
Acquisition of assets, net of related payables and cash received	—	(446,688)
Investment in unconsolidated ventures	(5,359)	(356)
Proceeds from sale of assets, net	9,646	300,539
Proceeds from notes receivable	—	1,140
Net cash provided by (used in) investing activities	(2,245)	(295,410)
Cash Flows from Financing Activities
Proceeds from debt	21,022	473,460
Repayment of debt and financing lease obligations	(72,970)	(303,920)
Proceeds from line of credit	—	166,381
Purchase of treasury stock, net of related payables	—	(18,123)
Payment of financing costs, net of related payables	(172)	(7,469)
Payments of employee taxes for withheld shares	(4,444)	(3,951)
Other	10	146
Net cash provided by (used in) financing activities	(56,554)	306,524
Net increase (decrease) in cash, cash equivalents, and restricted cash	(79,246)	220,433
Cash, cash equivalents, and restricted cash at beginning of period	465,148	301,697
Cash, cash equivalents, and restricted cash at end of period	$385,902	$522,130

Reconciliations of Non-GAAP Financial Measures

This earnings release contains the financial measures Adjusted EBITDA and Adjusted Free Cash Flow, which are not calculated in accordance with U.S. generally accepted accounting principles ("GAAP"). Presentations of these non-GAAP financial measures are intended to aid investors in better understanding the factors and trends affecting the Company’s performance and liquidity. However, investors should not consider these non-GAAP financial measures as a substitute for financial measures determined in accordance with GAAP, including net income (loss), income (loss) from operations, or net cash provided by (used in) operating activities. Investors are cautioned that amounts presented in accordance with the Company’s definitions of these non-GAAP financial measures may not be comparable to similar measures disclosed by other companies because not all companies calculate non-GAAP measures in the same manner. Investors are urged to review the following reconciliations of these non-GAAP financial measures from the most comparable financial measures determined in accordance with GAAP.

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP performance measure that the Company defines as net income (loss) excluding: benefit/provision for income taxes, non-operating income/expense items, and depreciation and amortization; and further adjusted to exclude income/expense associated with non-cash, non-operational, transactional, cost reduction, or organizational restructuring items that management does not consider as part of the Company’s underlying core operating performance and that management believes impact the comparability of performance between periods. For the periods presented herein, such other items include non-cash impairment charges, gain/loss on facility lease termination and modification, operating lease expense adjustment, amortization of deferred gain, change in future service obligation, non-cash stock-based compensation expense, and transaction and organizational restructuring costs. Transaction costs include those directly related to acquisition, disposition, financing, and leasing activity, and stockholder relations advisory matters, and are primarily comprised of legal, finance, consulting, professional fees, and other third party costs. Organizational restructuring costs include those related to the Company’s efforts to reduce general and administrative expense and its senior leadership changes, including severance.

The Company believes that presentation of Adjusted EBITDA as a performance measure is useful to investors because (i) it is one of the metrics used by the Company’s management for budgeting and other planning purposes, to review the Company’s historic and prospective core operating performance, and to make day-to-day operating decisions; (ii) it provides an assessment of operational factors that management can impact in the short-term, namely revenues and the controllable cost structure of the organization, by eliminating items related to the Company’s financing and capital structure and other items that management does not consider as part of the Company’s underlying core operating performance and that management believes impact the comparability of performance between periods; and (iii) the Company believes that this measure is used by research analysts and investors to evaluate the Company’s operating results and to value companies in its industry.

Adjusted EBITDA has material limitations as a performance measure, including: (i) excluded interest and income tax are necessary to operate the Company’s business under its current financing and capital structure; (ii) excluded depreciation, amortization and impairment charges may represent the wear and tear and/or reduction in value of the Company’s communities, goodwill, and other assets and may be indicative of future needs for capital expenditures; and (iii) the Company may incur income/expense similar to those for which adjustments are made, such as gain/loss on sale of assets, facility lease termination and modification, or debt modification and extinguishment, non-cash stock-based compensation expense, and transaction and other costs, and such income/expense may significantly affect the Company’s operating results.

The table below reconciles the Company's Adjusted EBITDA from its net income (loss).

	Three Months Ended
(in thousands)	June 30, 2021	March 31, 2021	June 30, 2020
Net income (loss)	$(83,604)	$(108,303)	$(118,420)
Provision (benefit) for income taxes	(792)	752	8,504
Equity in (earnings) loss of unconsolidated ventures	(13,946)	531	(438)
Loss (gain) on debt modification and extinguishment, net	—	—	157
Loss (gain) on sale of assets, net	79	(1,112)	1,029
Other non-operating (income) loss	(2,948)	(1,644)	(988)
Interest expense	49,057	48,607	52,422
Interest income	(341)	(421)	(2,243)
Income (loss) from operations	(52,495)	(61,590)	(59,977)
Depreciation and amortization	83,591	83,891	93,154
Asset impairment	2,078	10,677	10,290
Operating lease expense adjustment	(5,326)	(4,664)	(8,221)
Non-cash stock-based compensation expense	4,527	4,783	6,119
Transaction and organizational restructuring costs	689	1,884	3,368
Adjusted EBITDA(1)	$33,064	$34,981	$44,733

(1)    Adjusted EBITDA includes $1.3 million, $10.7 million, and $26.7 million benefit for the three months ended June 30, 2021, March 31, 2021, and June 30, 2020, respectively, of Provider Relief Funds and other government grants and credits recognized in other operating income.

Adjusted Free Cash Flow

Adjusted Free Cash Flow is a non-GAAP liquidity measure that the Company defines as net cash provided by (used in) operating activities before: distributions from unconsolidated ventures from cumulative share of net earnings, changes in prepaid insurance premiums financed with notes payable, changes in operating lease liability for lease termination, cash paid/received for gain/loss on facility lease termination and modification, and lessor capital expenditure reimbursements under operating leases; plus: property insurance proceeds and proceeds from refundable entrance fees, net of refunds; less: non-development capital expenditures and payment of financing lease obligations. Non-development capital expenditures are comprised of corporate and community-level capital expenditures, including those related to maintenance, renovations, upgrades, and other major building infrastructure projects for the Company’s communities and is presented net of lessor reimbursements. Non-development capital expenditures do not include capital expenditures for: community expansions, major community redevelopment and repositioning projects, and the development of new communities.

The Company believes that presentation of Adjusted Free Cash Flow as a liquidity measure is useful to investors because (i) it is one of the metrics used by the Company’s management for budgeting and other planning purposes, to review the Company’s historic and prospective sources of operating liquidity, and to review the Company’s ability to service its outstanding indebtedness, pay dividends to stockholders, engage in share repurchases, and make capital expenditures, including development capital expenditures; and (ii) it provides an indicator to management to determine if adjustments to current spending decisions are needed.

Adjusted Free Cash Flow has material limitations as a liquidity measure, including: (i) it does not represent cash available for dividends, share repurchases, or discretionary expenditures since certain non-discretionary expenditures, including mandatory debt principal payments, are not reflected in this measure; (ii) the cash portion of non-recurring charges related to gain/loss on facility lease termination generally represent charges/gains that may significantly affect the Company’s liquidity; and (iii) the impact of timing of cash expenditures, including the timing of non-development capital expenditures, limits the usefulness of the measure for short-term comparisons.

The table below reconciles the Company's Adjusted Free Cash Flow from its net cash provided by (used in) operating activities.

	Three Months Ended
(in thousands)	June 30, 2021	March 31, 2021	June 30, 2020
Net cash provided by (used in) operating activities	$3,410	$(23,857)	$151,840
Net cash provided by (used in) investing activities	1,561	(3,806)	(47,483)
Net cash provided by (used in) financing activities	(20,992)	(35,562)	(40,726)
Net increase (decrease) in cash, cash equivalents, and restricted cash	$(16,021)	$(63,225)	$63,631

Net cash provided by (used in) operating activities	$3,410	$(23,857)	$151,840
Distributions from unconsolidated ventures from cumulative share of net earnings	(5,355)	—	—
Changes in prepaid insurance premiums financed with notes payable	(4,200)	12,985	(5,770)
Changes in assets and liabilities for lessor capital expenditure reimbursements under operating leases	(7,943)	(7,563)	(6,421)
Non-development capital expenditures, net	(35,795)	(27,450)	(21,521)
Payment of financing lease obligations	(4,864)	(4,789)	(4,677)
Adjusted Free Cash Flow (1)	$(54,747)	$(50,674)	$113,451

(1)     Adjusted Free Cash Flow includes transaction and organizational restructuring costs of $0.7 million, $1.9 million, and $3.4 million for the three months ended June 30, 2021, March 31, 2021, and June 30, 2020, respectively. Additionally, Adjusted Free Cash Flow includes:
•$0.4 million, $1.7 million, and $34.2 million benefit for the three months ended June 30, 2021, March 31, 2021, and June 30, 2020, respectively, from Provider Relief Funds and other government grants accepted
•$14.3 million recoupment of accelerated/advanced Medicare payments for the three months ended June 30, 2021
•$85.0 million benefit from accelerated/advanced Medicare payments received for the three months ended June 30, 2020
•$26.5 million benefit from payroll taxes deferred for the three months ended June 30, 2020

Contact:
Kathy MacDonald
SVP Investor Relations
(615) 505-1968
Kathy.MacDonald@brookdale.com